Exhibit 99.1

For Immediate Release For Details Contact: Ed Richardson Chairman and Chief Executive Officer Richardson Electronics, Ltd. Phone: (630) 208-2340 E-mail: info@rell.com	David J. DeNeve Senior Vice President and Chief Financial Officer Richardson Electronics, Ltd.	Corporate Headquarters 40W267 Keslinger Road PO Box 393 LaFox, IL 60147-0393 USA Phone: (630) 208-2200 Fax: (630) 208-2550

Richardson Electronics Announces Sale of $25 Million of 8% Convertible Senior Subordinated Notes due June 2011

LaFox, IL, Monday, November 21, 2005: Richardson Electronics, Ltd. (NASDAQ: RELL) today announced that, effective November 21, 2005, it sold $25 million in aggregate principal amount of 8% Convertible Senior Subordinated Notes due June 15, 2011 in a private placement.

Under the terms of the Notes, investors may convert the Notes into the Company’s common stock at any time prior to the final maturity date of June 15, 2011. The initial conversion price is $10.31 per share, which represents a 25% premium over the closing price of the Company’s stock on November 18, 2005. If fully converted, the Notes would convert into approximately 2,424,830 shares of the Company’s common stock. The conversion price is subject to customary anti-dilution adjustment provisions. The Notes are fully redeemable by the Company at any time after December 20, 2008 at 100% of the principal amount plus accrued and unpaid interest. Interest is payable semi-annually on June 15 and December 15 of each year, beginning June 15, 2006. The Company has also agreed to register the resale of the Notes and common stock issuable upon conversion of the Notes with the Securities and Exchange Commission within 60 days. The Company intends to use the net proceeds from the sale of the Notes to redeem the outstanding balance of both its 8¼% Convertible Subordinated Debentures due 2006 and its 7¼% Convertible Subordinated Debentures due 2006. The Company intends to use any remaining proceeds to pay down bank debt.

The securities are being sold to qualified institutional buyers in reliance on Regulation D under the Securities Act of 1933, as amended.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these Notes. The Notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Richardson Electronics

Richardson Electronics, Ltd. is a global provider of “Engineered Solutions,” serving the RF, Wireless and Power Conversion; Electron Device; Security; and Display Systems markets.

The Company delivers engineered solutions for its customers’ needs through product manufacturing, systems integration, prototype design and manufacture, testing and logistics. Press announcements and other information about Richardson are available online at http://www.rell.com/investor.asp.